EXHIBIT 23.1

Montgomery Coscia Greilich LLP

972.748.0300 p

972.748.0700 f

Consent of Independent Registered Public Accounting Firm

Rave Restaurant Group, Inc.

The Colony, Texas

Montgomery Coscia Greilich, LLP consents to the incorporation by reference in this registration statement of our report dated September 20, 2017, with respect to the consolidated balance sheets of Rave Restaurant Group, Inc. as of June 25, 2017 and June 26, 2016, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended.

MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

October 27, 2017

2500 Dallas Parkway, Suite 300, Plano, Texas 75093 | 600 Congress Avenue, Suite 200, Austin, Texas 78701